EXHIBIT 12





              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                          (In Thousands, except ratio)


                                              For the three months ended
                                                       March 31,
                                                  1999           1998
-------------------------------------------------------------------------
EARNINGS
Pre-tax income                                   $13,147       $14,741
Fixed charges                                      3,217         3,915
                                          =============================
Total(a)                                         $16,364       $18,656
                                          =============================
FIXED CHARGES
Interest expense and amortization of
debt discount and premium on all
indebtedness                                      $3,013        $3,701
Interest portion of rental expense                   204           214
                                          -----------------------------
Total fixed charges (b)                           $3,217        $3,915
                                          =============================

Ratio of earnings to fixed                          5.1x          4.8x
charges(a)/(b)

(1) For purposes of determining this ratio, earnings consist of income before income taxes and cumulative effect of accounting change (1999), plus fixed charges. Fixed charges consist of interest expense and the portion of operating leases that management believes are representative of the interest factor.